[Letterhead of VMware, Inc.]

November 25, 2008

Via Edgar and Facsimile

Securities and Exchange Commission

Division of Corporation Finance

100 First Street, N.E.

Washington, D.C. 20549

Attn:	Kathleen Collins, Accounting Branch Chief
Mail Stop 4561

Re:	VMware, Inc.
Form 10-K for the fiscal year ended December 31, 2007 Filed February 29, 2008
Form 10-Q for the quarterly period ended September 30, 2008 Filed November 5, 2008
Definitive Proxy Statement Filed April 1, 2008 File No. 001-33622

Dear Ms. Collins:

Pursuant to our conversation with Donna Levy on November 24, 2008, this is to confirm receipt of your comment letter dated November 20, 2008 concerning the above referenced filings and to inform you that we will respond to the comment letter by December 19, 2008.

Sincerely,

/s/ Mark S. Peek
Mark S. Peek Chief Financial Officer

cc:	Patrick Gilmore, Senior Staff Accountant, Securities and Exchange Commission
Donna Levy, Staff Attorney, Securities and Exchange Commission
David Orlic, Special Counsel, Securities and Exchange Commission
Rashmi Garde, General Counsel, VMware, Inc.
Larry Wainblat, Director, Senior Counsel, Corporate Securities, VMware, Inc.